Tejas Incorporated Announces Stock Buyback Program
AUSTIN, TEXAS- April 4, 2006— Tejas Incorporated (OTCBB: TEJS) announced today that its Board of Directors has authorized the Company to commence a stock repurchase program for up to $5 million of its outstanding common stock.
Shares may be repurchased in open market purchases, private transactions or otherwise at such times and from time to time, and at such prices, as the officers of the Company believe appropriate and in the best interest of the Company. The timing and volume of repurchases will vary depending on market conditions and other factors. Purchases may be commenced or suspended at any time without notice. At current market prices, up to 689,655 shares could be repurchased, representing 8.7% of the Company’s outstanding shares. The Company currently has 7,860,508 million shares outstanding.
Kurt Rechner, President and Chief Operating Officer at Tejas, commented “Our Board of Directors believes the Company’s stock is a good long-term investment and an appropriate investment opportunity for the Company’s resources. We are confident about the Company’s future and believe this repurchase program will produce benefits for the Company and our shareholders.”
Company Information
Tejas Incorporated (OTC BB:TEJS) is a financial services holding company whose primary operating subsidiaries include Tejas Securities Group, Inc. (“Tejas Securities”) and Capital & Technology Advisors, Inc. (“C&TA Inc.”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt, emerging growth equities and special situation securities; (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments; and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. C&TA Inc. is a management and consulting firm that provides operational and financial restructuring and related advice to middle market companies as well as business strategy services to development stage companies primarily in the telecommunications and technology sectors. To learn more about Tejas Securities or C&TA Inc., please visit their web sites at www.tejassec.com or www.ctadvisors.net.
Safe Harbor Statement
     This press release contains forward looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release. Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Form 10-K and the Company’s other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.
Contact:
Craig Biddle
Investor Relations
cbiddle@tejassec.com
512-306-5281